Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re :	Chapter 11
:
Otelco Inc., et al. :	Case No. 13-10593 (MFW)
:
Debtors. :	(Jointly Administered)
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JOINT PREPACKAGED PLAN OF REORGANIZATION FOR
OTELCO INC. AND ITS AFFILIATED DEBTORS

Dated: May 6, 2013

Willkie Farr & Gallagher llp
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

-and-

Young Conaway Stargatt & Taylor, llp
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
(302) 856-6600

Counsel for Debtors
    and Debtors in Possession

i

7.11	Exemption from Certain Transfer Taxes	24
7.12	Exemption from Securities Laws	24
7.13	Setoffs and Recoupments	24
7.14	Insurance Preservation and Proceeds	25
7.15	Solicitation of Debtors	25
7.16	No Change of Control	25

ARTICLE VIII EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		25
8.1	Discharge	25
8.2	Vesting and Retention of Causes of Action	27
8.3	Survival of Certain Indemnification Obligations	27
8.4	Release of Claims	28

ARTICLE IX EXECUTORY CONTRACTS		33
9.1	Executory Contracts and Unexpired Leases	33
9.2	Cure	33

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		33
10.1	Conditions Precedent to Confirmation	33
10.2	Conditions to the Effective Date	33
10.3	Waiver of Conditions Precedent	34
10.4	Effect of Non-Occurrence of the Conditions to Consummation	35
10.5	Withdrawal of the Plan	35
10.6	Cramdown	35

ARTICLE XI ADMINISTRATIVE PROVISIONS		36
11.1	Retention of Jurisdiction	36
11.2	Governing Law	38
11.3	Time	38
11.4	Monetary Figures	38
11.5	Retiree Benefits	38
11.6	Amendments	38
11.7	Successors and Assigns	39
11.8	Controlling Documents	39
11.9	Creditors’ Committee	39
11.10	Termination of Professionals	39
11.11	Hart-Scott-Rodino Antitrust Improvements Act	40
11.12	Notices	40
11.13	Reservation of Rights	42

ii

EXHIBITS

EXHIBITS IN THE PLAN SUPPLEMENT

Exhibit 1	New Senior Secured Credit Facility Agreement

Exhibit 2	New Stockholders Agreement

Exhibit 3	List of Officers and Directors

Exhibit 4	Certificates of Incorporation of Otelco Inc.

Exhibit 5	Bylaws of Otelco Inc.

Exhibit 6	Management Equity Plan

Exhibit 7	New Registration Rights Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.           Definitions.

The capitalized terms set forth below shall have the following meanings:

1.1           510(b) Subordinated Notes Claim means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to a Subordinated Notes Claim.

1.2           Administrative Claim means a Claim, other than a Fee Claim or a claim for payment of U.S. Trustee Fees, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services rendered).

1.3           Allowed ____________ Claim means a Claim that is Allowed in the specified Class.  For example, an Allowed Class 1 Claim or Allowed Senior Secured Term Loan Claim is an Allowed Claim in the Senior Secured Term Loan Claims Class designated herein as Class 1.

1.4           Allowed means, with respect to any Claim or Interest, to the extent such Claim or Interest is:  (a) not Disputed; and (b) (i) is scheduled by the Debtors in their schedules of assets and liabilities (if filed) pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed and for which no contrary proof of claim has been filed, (ii) proof of which has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy Court; and not objected to within the period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, (iii) has been allowed by an agreement between the holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iv) has otherwise been allowed by a Final Order or pursuant to the Plan.  An Allowed Claim:  (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.

1.5           Ballot means the ballot distributed to each holder of a Claim eligible to vote on the Plan, on which ballot such holder of a Claim may, inter alia, vote for or against the Plan.

1.6           Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

1.7           Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.8           Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the District of Delaware), as applicable to the Reorganization Cases.

1.9           Bar Date means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

1.10         Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.11         Cash means cash and cash equivalents, including, but not limited to, bank deposits, checks, and other similar items in the legal tender of the United States of America.

1.12         Cash Distribution Amount means the amount of (a) Cash required to make Distributions under the Plan to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Fee Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4 Claims and Allowed Class 7 Claims, and (b) Cash reserved on account of Disputed Claims.

1.13         Causes of Action means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.14         Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.15         Class means a group of Claims or Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article III of the Plan.

1.16         Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

1.17         Confirmation Hearing means the hearing to adjudicate confirmation of the Plan.

1.18         Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent.

1.19         Creditors’ Committee means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the District of Delaware, and as may be reconstituted from time to time.

1.20         Cure Amount shall have the meaning ascribed to such term in Section 9.2 of the Plan.

1.21         Debtors means: Otelco Inc.; Blountsville Telephone LLC; Brindlee Mountain Telephone LLC; Communications Design Acquisition LLC; CRC Communications LLC; Granby Telephone LLC; Hopper Telecommunications LLC; Mid-Maine Telecom LLC; Mid-Maine TelPlus LLC; Otelco Mid-Missouri LLC; I-Land Internet Services LLC; Otelco Telecommunications LLC; Otelco Telephone LLC; Pine Tree Telephone LLC; Saco River Telephone LLC; Shoreham Telephone LLC; and War Telephone LLC.

1.22         Disallowed means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

1.23         Disclosure Statement means the Disclosure Statement that relates to the Plan and is approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein and all supplements thereto).

1.24         Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) if the Debtors are required by the Bankruptcy Court to file schedule of assets and liabilities, (i) has not been scheduled by the Debtors or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by final, non-appealable order of a court of competent jurisdiction.

1.25         Distribution means the distribution in accordance with the terms of the Plan of Cash, the New Term Loan Obligations, the New Revolving Loan Obligations and/or New Common Stock, in each case, if any, and as the case may be.

1.26         Distribution Address means the address set forth in the relevant proof of claim.  If no proof of claim is filed in respect to a particular Claim, then the address set forth in the Debtors’ books and records or register maintained for registered securities; provided that, with respect to the Senior Secured Credit Facility, the Distribution Address shall be the address of the Senior Secured Credit Facility Agent.

1.27         Distribution Agent means with respect to Distributions made on account of:  (a) the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, the Senior Secured Credit Facility Agent; (b) the Subordinated Notes Claims, the Subordinated Notes Trustee; or (c) any other Claim or Interest, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, which may include any Reorganized Debtor.

1.28         Distribution Date means (a) with respect to Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, the Effective Date, (b) with respect to Subordinated Notes Claims, the Effective Date (or as soon as reasonably practicable thereafter), (c) with respect to Administrative Claims, Other Priority Claims, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of:  (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, and (d) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Bankruptcy Court.

1.29         Effective Date means a Business Day, selected by the Debtors, which is after the entry of the Confirmation Order, on which all conditions to the Effective Date set forth in Section 10.2 of the Plan have been satisfied or waived.

1.30         Estates means the estates created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.31         Estimated Fee Claims shall have the meaning ascribed to such term in Section 4.3 of the Plan.

1.32         Estimation Order means an order or orders of the Bankruptcy Court, if any, estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim.  The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.33           Exculpated Parties means the Debtors and their current officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.34           Existing Equity Interests means (a) any Interest, other than an Intercompany Interest, including but not limited to the common stock, par value $0.01 per share, of Holdco, issued and outstanding immediately prior to the Effective Date, and (b) a Claim of the type described in section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

1.35           Existing Income Deposit Securities means those certain income deposit securities held by non-affiliates representing one share of common stock, par value $0.01 per share, of Holdco, and $7.50 principal amount of a Subordinated Note.

1.36           FCC means the Federal Communications Commission.

1.37           Fee Claim means a Claim by a (a) Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases; or (b) member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.  For the avoidance of doubt, “Fee Claim” does not include any claim for payment of a Subordinated Notes Trustee Fee.

1.38           Final Order means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.39           General Unsecured Claim means any Claim that is not: (a) an Administrative Claim, (b) an Other Priority Claim, (c) a Priority Tax Claim, (d) a claim for U.S. Trustee Fees, (e) an Other Secured Claim, (f) a Senior Secured Term Loan Claim, (g) a Senior Secured Revolving Loan Claim, (h) a Fee Claim, (i) a Subordinated Notes Claim or (j) a 510(b) Subordinated Notes Claim.

1.40           HoldCo means Otelco Inc., a Delaware corporation.

1.41           Impaired means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.42           Intercompany Claim means any Claim (including an Administrative Claim), cause of action, or remedy held by a Debtor against another Debtor.

1.43           Intercompany Interest means an Interest in a Debtor held by another Debtor.

1.44           Interest means any equity interest in any Debtor, including an equity security within the meaning of section 101(16) of the Bankruptcy Code or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.45           Management Equity Plan means the equity plan established for certain employees of the Reorganized Debtors.

1.46           New Board means the board of directors of Reorganized Otelco on and after the Effective Date.

1.47           New Class A Common Stock means voting shares of Reorganized Otelco, representing 92.5% of the total economic and voting interests in Reorganized Otelco.

1.48           New Class B Common Stock means limited voting shares of Reorganized Otelco, representing 7.5% of the total economic interests in Reorganized Otelco.

1.49           New Common Stock means the common stock of Reorganized Otelco consisting of the New Class A Common Stock and New Class B  Common Stock, described in Article VI hereof, issued on the Effective Date and distributed in the manner provided by the Plan.

1.50           New Registration Rights Agreement means the registration rights agreement with respect to the New Class B Common Stock, which shall be in the form attached hereto as Exhibit 7 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders.

1.51           New Revolving Loan Obligations means obligations in the principal amount of not more than $5 million with respect to the revolving loan portion of the New Senior Secured Credit Facility.

1.52           New Senior Secured Credit Facility means the credit facility provided to the Reorganized Debtors pursuant to the New Senior Secured Credit Facility Agreement.

1.53           New Senior Secured Credit Facility Agreement means the first priority secured credit agreement between each of the Reorganized Debtors, either as borrower or guarantors, and the lenders that are party thereto, entered into on the Effective Date, providing for the New Term Loan Obligations and New Revolving Loan Obligations; which shall be in the form attached hereto as Exhibit 1, with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders in their sole discretion.

1.54           New Stockholders Agreement means that certain agreement, which shall be in the form attached hereto as Exhibit 2 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders, governing the rights, duties and obligations of shareholders of Reorganized Otelco, to be dated as of the Effective Date.

1.55           New Term Loan Obligations means obligations in the principal amount of not more than $142 million, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, with respect to the term loan portion of the New Senior Secured Credit Facility.

1.56           Other Priority Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than:  (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Fee Claim, or (d) any Claim for “adequate protection” of the security interests of the Senior Secured Credit Facility Lenders authorized pursuant to the terms of an order approving the use of cash claimed as collateral.

1.57           Other Secured Claim means a Secured Claim other than a Senior Secured Term Loan Claim, or a Senior Secured Revolving Loan Claim.

1.58           Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, including, for the avoidance of doubt, the Creditors’ Committee, if any, Interest holders, current or former employees of the Debtors, or any other entity.

1.59           Petition Date means March 24, 2013.

1.60           Plan means this Joint Prepackaged Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter with the consent of the Senior Secured Credit Facility Agent and Required Lenders.

1.61           Plan Documents means the New Senior Secured Credit Facility Agreement, the New Stockholders Agreement, the Management Equity Plan, the list of proposed officers and directors of the Reorganized Debtors, the New Registration Rights Agreement, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors, provided, that, each Plan Document is to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.62           Plan Supplement means the supplemental appendix to the Plan, which contains, among other things, substantially final forms or executed copies, as the case may be, of the Plan Documents.

1.63           Plan Support Agreement means that certain restructuring support agreement among the Debtors and the Plan Support Parties, dated as of January 31, 2013, together with the exhibits and attachments thereto, and as the same may be amended from time to time in accordance with the terms thereof.

1.64           Plan Support Parties means those certain holders of Impaired Claims that are parties to the Plan Support Agreement.

1.65           Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.66           Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in such Class, excluding Disallowed Claims or Disallowed Interests.

1.67           Professional Person means a Person retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to section 327, 328, 330 or 1103 of the Bankruptcy Code.

1.68           Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code:  (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtors or their status as debtors under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

1.69           Released Parties means each of, and solely in its capacity as such:  (a) the Debtors; (b) the Senior Secured Credit Facility Agent; (c) the Plan Support Parties; (d) the Subordinated Notes Trustee; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); and (f) with respect to each of the foregoing entities in clauses (a) through (e), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.70           Releasing Party means each of, and solely in its capacity as such, (a) the Senior Secured Credit Facility Agent; (b) the Plan Support Parties; (c) the Subordinated Notes Trustee; (d) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); and (f)  with respect to the foregoing entities in clauses (a) through (e), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.71           Reorganization Cases means the chapter 11 cases of the Debtors pending before the Bankruptcy Court.

1.72           Reorganized Debtor means each Debtor on and after the Effective Date.

1.73           Reorganized Otelco means Otelco Inc. on and after the Effective Date.

1.74           Required Lenders shall mean those Senior Secured Term Loan Lenders holding at least sixty-six and two-thirds percent of the obligations under the Senior Secured Term Loan, and constituting a majority of the Senior Secured Term Loan Lenders under the Senior Secured Credit Facility Agreement.

1.75           Restructuring Transaction shall have the meaning ascribed to such term in Section 7.1 of the Plan.

1.76           Schedules of Assets and Liabilities means the Debtors’ schedules of assets and liabilities, if any, as may be amended or supplemented, filed with the Bankruptcy Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code.

1.77           Secured Claim means, pursuant to section 506 of the Bankruptcy Code and section 1111 of the Bankruptcy Code, as applicable, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of such Debtor’s Estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date.  The defined term Secured Claim includes any Claim that is a secured Claim pursuant to sections 506 and 553 of the Bankruptcy Code.

1.78           Securities Act means the United States Securities Act of 1933, as amended.

1.79           Senior Secured Credit Facility Agent means General Electric Capital Corporation, as administrative agent, agent and lender under the Senior Secured Credit Facility Agreement.

1.80           Senior Secured Credit Facility means the prepetition first priority credit facility consisting of the Senior Secured Term Loan and the Senior Secured Revolving Loan, pursuant to the Senior Secured Credit Facility Agreement.

1.81           Senior Secured Credit Facility Agreement means that certain Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Holdco, as borrower, the other credit parties thereto, the lenders party thereto, and General Electric Capital Corporation, as administrative agent, agent and lender, GE Capital Markets, Inc., as lead arranger and sole bookrunner, and CoBank, ACB, as co-lead arranger and lender, together with any guaranties, and other collateral or ancillary documents (as amended, modified or supplemented).

1.82           Senior Secured Credit Facility Lenders means all Senior Secured Revolving Loan Lenders and all Senior Secured Term Loan Lenders.

1.83           Senior Secured Revolving Loan means that certain $15,000,000 revolving credit facility made pursuant to the Senior Secured Credit Facility Agreement.

1.84           Senior Secured Revolving Loan Claim means any Claim under that certain Senior Secured Revolving Loan made pursuant to the Senior Secured Credit Facility Agreement.

1.85           Senior Secured Revolving Loan Lenders means all lenders under the Senior Secured Revolving Loan pursuant to the Senior Secured Credit Facility Agreement.

1.86           Senior Secured Term Loan means that certain term loan in the principal amount of $162,000,000 made pursuant to the Senior Secured Credit Facility Agreement.

1.87           Senior Secured Term Loan Claim means any Claim under that certain Senior Secured Term Loan made pursuant to the Senior Secured Credit Facility Agreement, including all accrued interest and expenses as of the Effective Date.

1.88           Senior Secured Term Loan Lenders means all lenders under the Senior Secured Term Loan pursuant to the Senior Secured Credit Facility Agreement.

1.89           Senior Secured Term Loan Payment means the payment of all Cash on hand on the Effective Date (before any Distributions are made) minus (a) the Cash Distribution Amount and (b) $5,000,000, in partial satisfaction of the Senior Secured Term Loan Claims, which payment shall be (i) sufficient to reduce the principal amount of the Senior Secured Credit Facility to an amount less than or equal to $142,000,000, or such higher principal amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, and to pay all accrued and unpaid interest and expenses under the Senior Secured Credit Facility, and (ii) not less than $20,000,000, or such lower amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion.

1.90           Subordinated Notes means those certain 13% unsecured senior subordinated notes due 2019, issued by HoldCo pursuant to the Subordinated Notes Indenture.

1.91           Subordinated Notes Claim means any Claim derived from or based upon the Subordinated Notes.

1.92           Subordinated Notes Equity Distribution means the New Class A Common Stock, prior to dilution by the Management Equity Plan.

1.93           Subordinated Notes Equity Distribution Record Date means the Effective Date, on which date the register(s) for the Subordinated Notes maintained by the Subordinated Notes Trustee shall be deemed closed.  The Subordinated Notes Trustee shall have no obligation to recognize any transfer of Subordinated Notes occurring on or after such date.

1.94           Subordinated Notes Indenture means that certain Indenture, dated as of December 21, 2004, among HoldCo, as issuer, the guarantors from time to time party thereto, and Wells Fargo Bank, N.A. as trustee, supplemented as of July 3, 2006, July 5, 2007, October 31, 2008, June 8, 2010, October 1, 2011 and October 14, 2011, together with any guaranties, collateral or ancillary documents (as amended, modified or supplemented).

1.95           Subordinated Notes Trustee means Wells Fargo Bank, N.A. as trustee under the Subordinated Notes Indenture.

1.96           Subordinated Notes Trustee Charging Lien means any lien or other priority in payment to which the Subordinated Notes Trustee is entitled, pursuant to the Subordinated Notes Indenture or otherwise, against Distributions made to holders of Allowed Subordinated Notes Claims, for payment of any Subordinated Notes Trustee Fee (or any unpaid portion thereof).

1.97           Subordinated Notes Trustee Fee means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’, advisors’ and agents’ fees, expenses and disbursements, and fees incurred as a Distribution Agent, incurred by the Subordinated Notes Trustee, whether prior to or after the Petition Date and whether prior to or after the consummation of the Plan.

1.98           Unclaimed Property means any Cash or other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim.  Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) and New Common Stock not mailed or delivered because no Distribution Address to mail or deliver such property was available.

1.99           United States Trustee means the Office of the United States Trustee for the District of Delaware.

1.100           Unimpaired means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.101           U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

1.102           USAC shall have the meaning ascribed to such term in Section 8.4(c) of the Plan.

1.103           USAC Claims shall have the meaning ascribed to such term in Section 8.4(c) of the Plan.

B.            Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein.  Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C.            Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein.  Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Jack M. Tracy II, Esq.
Telephone:	(212) 728-8000

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS
AND INTERESTS AND GENERAL PROVISIONS

2.1               General Rules of Classification.

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes.  Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

2.2               Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.  The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

2.3               Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

(a)         This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan.  On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan: (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be eliminated and cancelled; (ii) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Reorganization Cases; and (iii) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated Reorganization Cases.  On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect.  Except as set forth in this Section 2.3 of the Plan, such substantive consolidation shall not affect (i) the legal and corporate structure of the Reorganized Debtors, or (ii) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date.

(b)         Notwithstanding the substantive consolidation of the Estates for the purposes set forth in Section 2.3(a) of the Plan, each Reorganized Debtor shall pay all U.S. Trustee Fees on all disbursements, including Distributions and disbursements in and outside of the ordinary course of business pursuant to Section 2.6 of the Plan.

2.4               Administrative, Fee and Priority Tax Claims.

Administrative Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.5               Deadline for Filing Fee Claims.

All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter).  Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

2.6               U.S. Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall pay all U.S. Trustee Fees that are then due.  Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case, or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case.  Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

The following table designates the Classes of Claims and Interests under the Plan and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Term Loan Claims	Yes	Yes
Class 2	Senior Secured Revolving Loan Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	Subordinated Note Claims	Yes	Yes
Class 6	510(b) Subordinated Notes Claims	Yes	No (Deemed to reject)
Class 7	General Unsecured Claims	No	No
Class 8	Existing Equity Interests	Yes	No (Deemed to reject)

ARTICLE IV

TREATMENT OF UNIMPAIRED CLASSES

4.1               Administrative Claims.

Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date.  Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims.  Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

4.2               Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

4.3               Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 2.5 of the Plan shall be payable by the Reorganized Debtors to the extent approved by a Final Order of the Bankruptcy Court.  Prior to the Effective Date, each holder of a Fee Claim shall submit to the Debtors estimates of any Fee Claims that have accrued prior to the Effective Date that have not been included in a monthly fee statement or interim fee application submitted by such Professional Person (collectively, the “Estimated Fee Claims”).  On the Effective Date, the Debtors or Reorganized Debtors shall reserve and hold in an account Cash in an amount equal to the aggregate amount of each unpaid Estimated Fee Claim as of the Effective Date (minus any unapplied retainers).  Such Cash shall be disbursed solely to the holders of Allowed Fee Claims as soon as reasonably practicable after a Fee Claim becomes an Allowed Claim.  Upon payment of Allowed Fee Claims, Cash remaining in such account shall be reserved until all other applicable Allowed Fee Claims have been paid in full or all remaining applicable Fee Claims have been Disallowed or not otherwise permitted by Final Order, at which time any remaining Cash held in reserve with respect to the Estimated Fee Claims shall become the sole and exclusive property of the Reorganized Debtors.  In the event that the aggregate amount of the Estimated Fee Claims is less than the aggregate amount of the Allowed Fee Claims, the Debtors or the Reorganized Debtors shall nonetheless be required to satisfy each Allowed Fee Claim in full, in Cash as soon as reasonably practicable after such Fee Claim becomes an Allowed Claim.

4.4               Other Secured Claims – Class 3.

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option:  (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.5               Other Priority Claims – Class 4.

In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1               Senior Secured Term Loan Claims – Class 1.

The Senior Secured Term Loan Claims shall be deemed Allowed Claims in the amount of $162,000,000.  On the Effective Date, each holder of an Allowed Senior Secured Term Loan Claim shall retain its liens on its collateral which shall continue to secure the New Term Loan Obligations and shall receive, in full and final satisfaction of its Allowed Senior Secured Term Loan Claims its Pro Rata share of:

(a)	the New Term Loan Obligations under the New Senior Secured Credit Facility;

(b)	the Senior Secured Term Loan Payment; and

(c)	the New Class B Common Stock, subject to dilution on account of the Management Equity Plan, as a fee for the extended maturity of the New Senior Secured Credit Facility.

5.2               Senior Secured Revolving Loan Claims – Class 2.

The Senior Secured Revolving Loan Claims shall be deemed Allowed Claims in the amount of $0. In satisfaction of each Allowed Senior Secured Revolving Loan Claim, each Allowed Senior Secured Revolving Loan Claim shall either be: (a) reinstated and amended on the Effective Date pursuant to the New Senior Secured Credit Facility Agreement; or (b) paid in full in Cash on the relevant Distribution Date.

5.3               Subordinated Notes Claims – Class 5.

The Subordinated Notes Claims shall be deemed Allowed Claims in the amount of no less than $117,900,000.  On the Effective Date, except for the Subordinated Notes Trustee Fee, which shall be paid pursuant to Section 7.10 of the Plan, each holder of an Allowed Subordinated Notes Claim shall receive, in full and final satisfaction of its Allowed Subordinated Notes Claim, its Pro Rata share of the Subordinated Notes Equity Distribution, subject to dilution on account of the Management Equity Plan.  In the event that the Subordinated Notes Trustee has not been paid the full amount of its Subordinated Notes Trustee Fee, the Subordinated Notes Equity Distribution shall also be subject to the Subordinated Notes Trustee Charging Lien for payment in full of any unpaid portion of such Subordinated Notes Trustee Fee.

5.4               510(b) Subordinated Notes Claims – Class 6.

On the Effective Date, all 510(b) Subordinated Notes Claims shall be cancelled.  Holders of 510(b) Subordinated Notes Claims shall receive no distribution on account of such Claims.

5.5               General Unsecured Claims – Class 7.

The Class 7 General Unsecured Claims shall be an unimpaired class under the Plan and each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (i) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; or (ii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

5.6               Existing Equity Interests – Class 8.

On the Effective Date, all Existing Equity Interests shall be cancelled.  Holders of Existing Equity Interests shall receive no distribution on account of such Interests.

ARTICLE VI

NEW COMMON STOCK

6.1               Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Otelco shall authorize and issue two classes of equity securities consisting of the New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction.  In addition, as of the Effective Date, Reorganized Otelco shall authorize such shares of New Common Stock as may be required for the Management Equity Plan, in accordance with Sections 5.1, 5.2 and 7.7 of the Plan.

6.2               New Stockholders Agreement and New Registration Rights Agreement.

On and as of the Effective Date, the New Stockholders Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

On and as of the Effective Date, the New Registration Rights Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

ARTICLE VII

MEANS OF IMPLEMENTATION

7.1               Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(a)         pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Credit Facility Agreement, the other Plan Documents or the Confirmation Order.  The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein;

(b)         all Existing Equity Interests shall be deemed cancelled as of the Effective Date.  Reorganized Otelco shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement;

(c)         the Debtors shall consummate the Plan by (i) making Distributions of the New Common Stock and Cash, and (ii) entering into the New Senior Secured Credit Facility Agreement and the New Registration Rights Agreement; and

(d)         the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

7.2               Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law.  The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code.  The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized Debtors, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be; provided, however, that the amended and restated operating agreements, certificates of incorporation, and by-laws for each Reorganized Debtor shall be in the forms attached hereto as Exhibit 4 and Exhibit 5 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders.  Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan.  The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 7.2, and no board, member or shareholder vote shall be required with respect thereto.

7.3               Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Plan Support Agreement.

7.4               Intercompany Claims and Interests.

(a)         Each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

(b)         Solely for the purpose of maintaining the Debtors’ corporate structure, Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

7.5               Managers and Officers of the Reorganized Debtors.

As of the Effective Date, employees of the Debtors will remain employed by the Reorganized Debtors on the same terms and conditions as existed as of the Effective Date, to assist the Reorganized Debtors with the administration of the Estate and businesses of the Reorganized Debtors.  Notwithstanding the foregoing, and for the avoidance of doubt, any employment agreements governing the employment of such parties with the Debtors shall be deemed assumed as of the Effective Date in accordance with Section 9.1 hereof.

7.6               Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement.  The members of the board of directors or board of managers of each Debtor, as applicable, prior to the Effective Date, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date.  Following the occurrence of the Effective Date, the board of directors or board of managers of each Reorganized Debtor, as applicable, may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

7.7               Management Equity Plan.

As of the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall adopt and implement the Management Equity Plan, which shall include, among other things, the grant of stock options to the Reorganized Debtors’ senior management for a percentage of New Common Stock not to exceed 10% of the total voting and economic interest of the Reorganized Debtors.  The awards of stock options to members of the Debtors’ senior management shall be determined by the New Board of the Reorganized Debtors, which awards may consist of, among other things, restricted stock and/or time and performance based options, and will take account of any other bonus and compensation plans.  The members of management and the employees entitled to participate in the Management Equity Plan, and the awards for each, will be determined by the New Board in its sole and absolute discretion.

Except as otherwise provided in the Plan, any pre-existing understandings, either oral or written, between the Debtors and any current or former director, officer, or employee as to entitlement to participate in any equity or other incentive plan of any kind existing as of the Petition Date shall be null and void as of the Effective Date and shall not be binding on the Reorganized Debtors with respect to the Management Equity Plan or any other incentive plan implemented after the Effective Date.  All decisions as to entitlement to participate after the Effective Date in any new incentive plan shall be within the sole and absolute discretion of the New Board.

7.8               General Distribution Mechanics.

(a)         Distributions on Account of Allowed Claims Only.  Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

(b)         No Recourse.  Except with respect to Claims that are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

(c)         Method of Cash Distributions.  Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law.

(d)         Distributions on Non-Business Days.  Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

(e)         No Distribution in Excess of Allowed Amount of Claim.  Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

(f)         Disputed Payments.  If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

(g)         Delivery of Distributions - Generally.  Unless otherwise provided herein, on or as soon as reasonably practical after the Effective Date, the Reorganized Debtors or the Distribution Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Distribution, and subject to Bankruptcy Rule 9010, unless otherwise provided herein, make all distributions to any holder of an Allowed Claim at (a) the address of such holder on the books and records of the Debtors or their agents, (b) at the address in any written notice of address change delivered to the Debtors or the Distribution Agent, including any addresses included on any filed proofs of Claim or Interest, or (c) in the case of a holder of a Subordinated Notes Claim, at the address on the register maintained by the Subordinated Notes Trustee as of the Subordinated Notes Equity Distribution Record Date.  In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the relevant Distribution Date, subject to the treatment described in Section 7.7(j) below.

(h)         Delivery of Distributions on Account of Subordinated Notes Claims.  Distributions on account of Subordinated Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Subordinated Notes Trustee.  The Subordinated Notes Trustee shall act as Distribution Agent for Distributions made on account of Subordinated Notes Claims and shall make the applicable Distributions to holders of Subordinated Notes Claims pursuant to the terms of the Plan and, to the extent not inconsistent with the Plan, the Subordinated Notes Indenture.  Upon the request of the Subordinated Notes Trustee, the Reorganized Debtors shall ensure that the Subordinated Notes Equity Distribution is delivered to, or at the direction of, the Subordinated Notes Trustee, as Distribution Agent, in a form that is distributable to DTC or the DTC participants.  The Subordinated Notes Trustee shall not be required to give any bond, surety or other security for the performance of its duties as Distribution Agent.  Upon delivery of the Distributions to be made on account of Subordinated Notes Claims, after exercise by the Subordinated Notes Trustee of the Subordinated Notes Trustee Charging Lien for any unpaid Subordinated Notes Trustee Fee, the Subordinated Notes Trustee, as Distribution Agent, shall be released from all liability with respect to the delivery of such Distributions.

Except as otherwise provided in the Plan, the Distributions to holders of Allowed Subordinated Notes Claims shall be (i) governed by the Subordinated Notes and the Subordinated Notes Indenture, and (ii) subject to the Subordinated Notes Trustee Charging Lien.  Distributions made by the Subordinated Notes Trustee to the holders of Subordinated Notes shall only be made to such holders after the surrender by each such holder of the Subordinated Note certificates representing such Subordinated Notes Claim.  Upon surrender of such Subordinated Notes certificates, the Subordinated Notes Trustee shall cancel and destroy such Subordinated Notes.  As soon as practicable after surrender of Subordinated Notes certificates evidencing Allowed Subordinated Notes Claims, the Subordinated Notes Trustee shall distribute to the holder thereof such holder’s Pro Rata share of the Subordinated Notes Equity Distribution, but subject to the right of the Subordinated Notes Trustee to assert its Subordinated Notes Trustee Charging Lien against such Distribution.

(i)         Delivery of Distributions on Account of Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims.  Distributions on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims (to the extent not previously paid) shall be made on the Distribution Date by the Reorganized Debtors or the Debtors, as applicable, to the Senior Secured Credit Facility Agent.  The Senior Secured Credit Facility Agent shall act as Distribution Agent and distribute the relevant Distributions to holders of Allowed Senior Secured Term Loan Claims and Allowed Senior Secured Revolving Loan Claims, respectively, pursuant to the terms of the Plan.

(j)         Unclaimed Property.  The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan.  At the end of one (1) year following the relevant Distribution Date of particular Cash or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this section shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and:  (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any New Common Stock that is Unclaimed Property shall be cancelled or held as treasury shares at the Reorganized Debtors’ discretion.  The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

(k)         Distribution Minimum.  Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $20.00 in Cash.

(l)         Fractional Shares. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock shall be issued.  When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual Distribution of such New Common Stock shall be rounded to the next higher or lower number as follows:  (a) fractions equal to or greater than ½ shall be rounded to the next higher whole number; and (b) fractions less than ½ shall be rounded to the next lower whole number.  The total number of shares of the New Common Stock shall be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock.  Fractional shares of New Common Stock that are not distributed in accordance with this Section 7.9(l) shall be returned to Holdco and cancelled.

(m)         Allocation.  Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims, with any excess being allocated to any portion of such Claims for accrued but unpaid interest.

7.9               Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder.  All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.  Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that is to receive a Distribution of Cash, New Term Loan Obligations and/or New Common Stock pursuant to the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

7.10               Subordinated Notes Trustee Fee.

(a)         In order not to reduce the amount of the Distributions payable to the holders of the Subordinated Notes Claims, the Reorganized Debtors shall pay, on or as soon as reasonably practicable after the Effective Date, the unpaid Subordinated Notes Trustee Fee as of the Effective Date, in full in Cash, up to $125,000, without application to or approval of the Bankruptcy Court and without a reduction to the recoveries of the holders of the Subordinated Notes Claims.

(b)         Following the Effective Date, the Reorganized Debtors shall pay all Subordinated Notes Trustee Fees in the ordinary course, upon presentation of reasonably detailed invoices in customary form by the Subordinated Notes Trustee, without the need for approval by the Bankruptcy Court, or the filing of an Administrative Claim or Fee Claim, but any disputes concerning such fees, costs and expenses shall be resolved by the Bankruptcy Court; provided, however, that nothing in this provision shall require the Debtors to pay more than $125,000 for Subordinated Notes Trustee Fees, whether incurred or payable before or after the Effective Date.

(c)         For the avoidance of doubt, nothing in the Plan shall waive, discharge or negatively affect the Subordinated Notes Trustee Charging Lien for any Subordinated Notes Trustee Fees not paid by the Reorganized Debtors and otherwise claimed by the Subordinated Notes Trustee under the Plan and or the Subordinated Notes Indenture.

7.11               Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, (a) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and (b) the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New Senior Secured Credit Facility Agreement or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.12	Exemption from Securities Laws.

The issuance of New Common Stock pursuant to the Plan (including the stock options issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.13               Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

7.14               Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

7.15               Solicitation of Debtors.

Notwithstanding anything to the contrary herein, each Debtor that would otherwise be entitled to vote to accept or reject this Plan as a holder of a Claim against or Interest in another Debtor shall not be solicited for voting purposes, and such Debtor will be deemed to have voted to accept this Plan.

7.16               No Change of Control.

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Reorganization Cases, (b) the distribution of the New Common Stock pursuant to the Plan or (c) consummation of the Restructuring Transaction or any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor.

ARTICLE VIII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1               Discharge.

(a)         Scope.  Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties (other than Reinstated Claims), which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order.  The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan.  On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b)         Injunction.  In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests (other than Reinstated Claims) discharged hereby.

(c)         Release of Liens.  Unless a particular Claim is Reinstated, and except with respect to Class 1 Claims and Class 2 Claims: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured Claims treated pursuant to Section 4.4(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder:  (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind.  All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be cancelled and released as of the Effective Date (or such other date described in this subsection).  Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed.  To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New Senior Secured Credit Facility or for any other purpose.

(d)        Cancellation of Stock/ Instruments. The Existing Equity Interests, the Existing Income Deposit Securities, the Subordinated Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, other than an Intercompany Interest or the Senior Secured Credit Facility, and any rights of any holder in respect thereof, shall be deemed automatically cancelled and discharged on the Effective Date without further action by the Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Credit Facility Lenders, the holders of the Subordinated Notes or the Subordinated Notes Trustee, provided, however, the Subordinated Notes and Subordinated Notes Indenture shall continue in effect solely for the purposes of (i) allowing the holders of Allowed Subordinated Notes Claims to receive the Subordinated Notes Equity Distribution, (ii) allowing the Subordinated Notes Trustee to make the Distributions to be made on account of the Subordinated Notes, and (iii) permitting the Subordinated Notes Trustee to (x) receive payment of the Subordinated Notes Trustee Fee, and (y) assert its Subordinated Notes Trustee Charging Lien for payment of any unpaid portion of the Subordinated Notes Trustee Fee; provided further that the Senior Secured Credit Facility Agreement shall continue in effect for purposes of allowing the Senior Secured Credit Facility Agent to make Distributions to be made on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, and shall be amended and restated pursuant to the New Senior Secured Credit Facility.

8.2               Vesting and Retention of Causes of Action.

(a)         Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action that may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan.  After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan.  As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

(b)         Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold.  The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

8.3               Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

8.4               Release of Claims.

(a)         Satisfaction of Claims and Interests.  The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b)         Debtor Releases.  Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including the good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to this Section 8.4(b), the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date , and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in this Section 8.4(b) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c)         Releases by Holders of Claims and Interests.  Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents; provided, however, that in no event shall anything in this Section 8.4(c) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor.  As to any state or local authority, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude any valid right of setoff or recoupment.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude:  (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment.  Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

Notwithstanding anything to the contrary contained herein or in the Confirmation Order, nothing in the Confirmation Order, the Plan or the Plan Supplement shall (a) effect a release, discharge or otherwise preclude any claim whatsoever against any Debtor or Reorganized Debtor by or on behalf of the Universal Service Administrative Company or its agents (collectively, “USAC”), including, without limitation, any claims (i) arising under 47 C.F.R. Part 54, (ii) relating to audits that may be performed by USAC to examine any Debtors’ or Reorganized Debtors’ compliance with universal service support program eligibility requirements, to confirm the accuracy of any Debtors’ or Reorganized Debtors’ data submissions and to review any Debtors’ or Reorganized Debtors’ overall compliance with program rules promulgated by the FCC, (iii) for setoff or recoupment, and/or (iv) resulting from or relating to orders issued by the FCC (collectively, “USAC Claims”), (b) enjoin USAC from bringing any suit, action, claim or other proceeding against any Debtor and/or Reorganized Debtor for any liability whatsoever, including, without limitation, any liability arising from the USAC Claims, (c) exculpate any Debtor or Reorganized Debtor from any liability to USAC whatsoever, including, without limitation, any liability arising from any USAC Claim.

(d)         Injunction.  Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates (other than Reinstated Claims) are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from:  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e)         Exculpation.  No Exculpated Party shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property (including without limitation the New Common Stock and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order.  The Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of any Exculpated Party, no attorney of any Exculpated Party shall be released by the Debtors or the Reorganized Debtors.

(f)         Injunction Related to Exculpation.  The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g)         Exclusive Jurisdiction.  The Bankruptcy Court (and the United States District Court for the District of Delaware) shall retain exclusive jurisdiction to adjudicate any and all claims or causes of action released pursuant to this Section 8.4 (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

ARTICLE IX

EXECUTORY CONTRACTS

9.1               Executory Contracts and Unexpired Leases.

(a)         On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall constitute Reinstated Claims assumed by the Debtors, and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

(b)         Subject to subsection (a) above and Section 9.2 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption of executory contracts and unexpired leases the assumption of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption shall be deemed effective as of the Effective Date.

9.2               Cure.

Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan (each, a “Cure Amount”) shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code either in the ordinary course or on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

ARTICLE X

CONDITIONS PRECEDENT TO
CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1               Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

(a)         entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent; and

(b)         the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders.

10.2               Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X hereof:

(a)         the Confirmation Order shall have been entered;

(b)         the Confirmation Order shall have become a Final Order;

(c)         the certificates of incorporation and by-laws of the Reorganized Debtors shall have been amended or created as provided in the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders;

(d)         the New Board shall have been appointed;

(e)         the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan;

(f)         the New Senior Secured Credit Facility Agreement, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders, including all ancillary documents, opinions of counsel and closing certificates, shall have been executed and delivered;

(g)         the Senior Secured Term Loan Payment shall (i) be at least $20 million and (ii) be in an amount sufficient to pay all interest and expenses arising under the Senior Secured Credit Facility and to reduce the principal amount of the Senior Secured Term Loan to an amount no greater than $142,000,000;

(h)         the Debtors shall have, or shall have received pursuant to the New Senior Secured Credit Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and

(i)         all other Plan Documents required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan.

10.3               Waiver of Conditions Precedent.

Other than the requirement of Section 10.2(a) that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors (with the consent of the Senior Secured Credit Facility Agent), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof.  The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors).  The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

10.4               Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion.  If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of the Bankruptcy Code.

10.5               Withdrawal of the Plan.

Subject to the Plan Support Agreement, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date.  If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

10.6               Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1               Retention of Jurisdiction.

(a)         Purposes.  Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i) to determine the allowability, classification, or priority of Claims upon objection by the Reorganized Debtors or any other party in interest entitled hereunder to file an objection (including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii) to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

(iii) to protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv) to determine any and all applications for allowance of Fee Claims;

(v) to determine any Priority Tax Claims, Other Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi) to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii) to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

(viii) to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

(ix) to enter a Final Order closing the Reorganization Cases;

(x) to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi) to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii) to enable the Reorganized Debtors to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii) to determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv) to resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi) to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Reorganization Cases;

(xvii) to hear and resolve any causes of action involving the Debtors, the Reorganized Debtors or the Estates that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including actions to avoid or recover preferential transfers or fraudulent conveyances;

(xviii) to resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix) to approve any Distributions, or objections thereto, under the Plan;

(xx) to approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Debtors; and

(xxi) to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code;

provided, however, notwithstanding anything to the contrary in the Plan or the Confirmation Order, after the Effective Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New Senior Secured Credit Facility Agreement, any of the documentation related thereto or any other document in the Plan Supplement that has a choice of venue provision, which provision shall govern exclusively.

(b)         Failure of the Bankruptcy Court to Exercise Jurisdiction.  If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 11.1(a) of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

11.2               Governing Law.

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction’s law, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3               Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.4               Monetary Figures.

All references in the Plan to monetary figures shall refer to legal currency of the United States of America, unless otherwise expressly provided.

11.5               Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.  Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

11.6               Amendments.

(a)         Preconfirmation Amendment.  The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements, provided that any such modification is consistent with the terms of the Plan Support Agreement.

(b)         Postconfirmation Amendment Not Requiring Resolicitation.  After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan; provided that any such modification is consistent with the terms of the Plan Support Agreement; provided further that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing.  Any waiver under Section 10.3 hereof shall not be considered to be a modification of the Plan.

(c)         Postconfirmation/Preconsummation Amendment Requiring Resolicitation.  After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests; provided that any such modification is consistent with the terms of the Plan Support Agreement; provided further that:  (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

11.7               Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

11.8               Controlling Documents.

To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements.  To the extent that the Plan is inconsistent with the Confirmation Order, the Confirmation Order (and any other orders of the Bankruptcy Court) control the Plan.

11.9               Creditors’ Committee.

As of the Effective Date, the duties of the Creditors’ Committee, if any, shall terminate, except with respect to the pursuit of or objection to any Fee Claims.

11.10             Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

11.11               Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar state laws or regulations, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.  In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

11.12               Notices.

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a)	if to the Debtors:

Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
	Attention:	Chief Executive Officer

with copies to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Rachel C. Strickland, Esq.
Jack M. Tracy II, Esq.
	Telecopy:	(212) 728-8111
	E-mail:	rstrickland@willkie.com
jtracy@willkie.com

Young Conaway Stargatt & Taylor, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
	Attention:	Edmon L. Morton, Esq.
	Telecopy:	(302) 571-1253
	E-mail:	emorton@ycst.com

(b)	if to the Senior Secured Credit Facility Lenders or the Senior Credit Facility Agent:

General Electric Capital Corporation
201 Merritt 7
Norwalk, CT 06851
Attention: Tom Costello
	E-mail:	thomas.costello@ge.com

with copies to:

King & Spalding
1180 Peachtree Street, NE
Atlanta, GA 30309
	Attention:	Sarah Borders, Esq.
	Telecopy:	(404) 572-5100
	E-mail :	sborders@kslaw.com

11.13               Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order.  None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	May 6, 2013

Respectfully submitted,

OTELCO INC., a Delaware corporation, on behalf of itself and its subsidiaries

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title : Chief Executive Officer